Exhibit 99.1

PRESS RELEASE – For Release

April 19, 2004

CONTACT:

Sun Bancorp, Inc.

Robert J. McCormack

President & Chief Executive Officer

570-523-4301

bmccormack@sunbankpa.com

Sun Bancorp, Inc. Reports First Quarter Earnings

Sun Reports 33.3% Increase in Core Earnings Per Share Over 2003

Lewisburg, PA – Sun Bancorp, Inc. (NASDAQ:SUBI) today reported net income (unaudited) for the three months ended March 31, 2004 of $1,509,000, compared to $2,034,000 for the same period in 2003.  Earnings per share for the three months ended March 31, 2004 were $0.21 per basic share compared to $.28 per basic share for the three months ended March 31, 2003.  Excluding securities gains, however, first quarter 2004 core earnings represent an increase of 37.2% or $390,000, and a $.05 or 33.3% increase on a basic per share basis over 2003 quarter-to-date results.

Although management continues to operate under the effects of an inherited long-term debt concentration, net interest income increased $541,000 or 9.8% compared to first quarter 2003 performance.  Continued vigorous growth in average loans outstanding of 12.2% at March 31, 2004 compared to March 31, 2003 was a key component of this improvement.  In addition to strong loan growth, Sun’s net interest margin improved to 2.85% for the first quarter of 2004, up from 2.78% for 2003’s first quarter.

A central component of Sun’s strategic plans for the future is the effective integration of its non-bank affiliates in developing customer relationships.  The results of this process are evident in the diversification and continued dramatic improvement in non-interest revenues during the first quarter of 2004.  For the quarter ended March 31, 2004, non-interest income, excluding securities gains, increased nearly $1,100,000 or 45.6% over first quarter 2003 results.  At March 31, 2004, non-interest income, excluding securities gains, represented 22.7% of total revenues, up from 16.2% for the same period in 2003.  This significant improvement is directly attributable to the contribution of Sun’s insurance subsidiary, Mid-Penn Insurance, and its leasing subsidiary, Bank Capital Services.  Acquired in 2003, Mid-Penn contributed an additional $639,000 toward 2004 first quarter non-interest revenues, while Bank Capital contributed $272,000 to the increase.  Another key factor in the overall improvement in results was the enhancement of standard account fees in mid-2003, the benefit of which was realized during the first quarter of 2004 as compared to the same quarter of 2003.

During the second quarter of 2004, Sun looks forward to the valued contributions of its new trust and wealth management affiliate, Sentry Trust, which was acquired at the end of February 2004.  “Sun has remained focused on providing value to our clients through our customer relationship management model.  The Sentry acquisition in the first quarter again helps Sun live the principles of being a trusted advisor for our clients through the addition of Sentry’s expertise in trust services, investment management, employee benefit programs, and financial planning.  In the first quarter, we witnessed the benefits of our customer relationship management strategy with strong loan and deposit growth, as well as, with tremendous increases in operating income and fee income,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.

Loan growth continues to be quite strong, however, the company maintains a prudent focus on a disciplined underwriting and risk management.  Mr. McCormack further stated, “Delinquency remains stable, we had our second consecutive quarter of net recoveries and our allowance for loan losses grew to its highest level in three years at 1.23% of total loans outstanding.”  At March 31, 2004, nonperforming loans totaled .70% of total loans as compared to .63% at March 31, 2003.  Net recoveries of  $246,000 for the first quarter of 2004 contributed to the increase in the allowance for loan and lease losses to 1.23% compared to 1.05 % of total loans at March 31, 2003.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania.  Headquartered in Lewisburg, Pennsylvania, Sun operates 23 branches in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid-Penn Insurance Associates, SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC. With the 2004 first quarter acquisition of Sentry Trust Company, Sun Bancorp had $589 million in assets under management as of March 31, 2004.  For more information, visit the company’s website at www.sunbankpa.com.

 This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, specifically those concerning future performance, are subject to risks and uncertainties. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. Sun undertakes no obligation to publicly update or revise any forward-looking statements.

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